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Exhibit (a)(1)(lxii)

This document is important and requires your immediate attention. It should be read in conjunction with the Original Offer and Circular. If you are in any doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank, trust company or other nominee.

Neither this document nor the Original Offer and Circular constitutes an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, unitholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in the Offeror's sole discretion, take such action as the Offeror may deem necessary to make the Offer in any jurisdiction and extend the Offer to unitholders in such jurisdiction.

Neither this document nor the Original Offer and Circular has been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

October 9, 2015

NOTICE OF EXTENSION AND VARIATION
by
SPROTT ASSET MANAGEMENT GOLD BID LP
of its
OFFER TO PURCHASE
all of the issued and outstanding units of
CENTRAL GOLDTRUST
for consideration per GTU Unit consisting of units of

based on the relative Net Asset Value per unit
of Sprott Physical Gold Trust and Central GoldTrust
(as further described herein) and U.S.$0.10 payable in PHYS Units

Sprott Asset Management Gold Bid LP (the "Offeror"), a limited partnership created under the laws of the Province of Ontario that is owned and controlled by Sprott Asset Management LP (the "Manager"), the manager of Sprott Physical Gold Trust, hereby gives notice that it is amending and extending its offer dated as of May 27, 2015, as amended by the Notice of Extension and Variation dated as of June 22, 2015, the Notice of Extension and Variation dated as of July 7, 2015, the Notice of Extension and Variation dated as of August 4, 2015, the Notice of Change dated as of August 18, 2015, the Notice of Change dated as of August 28, 2015, the Notice of Variation dated as of September 4, 2015 and the Notice of Extension dated as of September 18, 2015 (collectively, the "Original Offer"), to purchase, on and subject to the terms and conditions of the Original Offer, all of the issued and outstanding units (the "GTU Units") of Central GoldTrust ("GTU"), other than any GTU Units held directly or indirectly by the Offeror, in order to: (i) provide for the payment to GTU Unitholders of Bonus Consideration of U.S.$0.10 per GTU Unit payable in PHYS Units; and (ii) extend the expiry time of the Original Offer to 5:00 p.m. (Toronto time) on October 30, 2015. The Original Offer, as amended and extended hereby, is referred to herein as the "Offer".

BONUS CONSIDERATION OF U.S.$0.10 PER GTU UNIT PAYABLE IN PHYS UNITS IS NOW BEING OFFERED TO GTU UNITHOLDERS. SEE SECTION 1, "BONUS CONSIDERATION".

THE ORIGINAL OFFER HAS BEEN AMENDED AND EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (TORONTO TIME) ON OCTOBER 30, 2015 UNLESS FURTHER EXTENDED OR WITHDRAWN. SEE SECTION 2, "EXTENSION OF OFFER".

This Notice of Extension and Variation should be read in conjunction with the Original Offer and the take-over bid circular dated as of May 27, 2015, as amended by the Notice of Extension and Variation dated as of June 22, 2015, the Notice of Extension and Variation dated as of July 7, 2015, the Notice of Extension and Variation dated as of August 4, 2015, the Notice of Change dated as of August 18, 2015, the Notice of Change dated as of

August 28, 2015, the Notice of Variation dated as of September 4, 2015 and the Notice of Extension dated of as September 18, 2015 (the "Original Circular", and, together with the Original Offer, collectively referred to as the "Original Offer and Circular"), and the letter of transmittal that accompanied the Original Offer and Circular (as amended, the "Letter of Transmittal"). The Original Offer and Circular, as amended by this Notice of Extension and Variation, collectively constitute the "Offer and Circular". Except as otherwise set forth herein, the terms and conditions previously set forth in the Original Offer and Circular, as previously amended, continue to be applicable in all respects. All references to the "Offer" in the Original Offer and Circular and this Notice of Extension and Variation mean the Original Offer as amended hereby, and all references in such documents to the "Circular" or the "Offer and Circular" mean the Original Offer and Circular as amended hereby. Unless the context requires otherwise, capitalized terms used herein but not defined herein that are defined in the Original Offer and Circular have the respective meanings given to them in the Original Offer and Circular.

GTU Unitholders who have validly deposited and not withdrawn their GTU Units need take no further action to accept the Offer. GTU Unitholders whose GTU Units are registered in their name and who wish to accept the Offer must properly complete and execute the Letter of Transmittal that accompanied the Original Offer and Circular (printed on YELLOW paper) or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their GTU Units and all other required documents, with Kingsdale Shareholder Services (in its capacity as depositary, the "Depositary") at its office in Toronto, Ontario, Canada specified in the Letter of Transmittal, in accordance with the instructions set out in the Letter of Transmittal (as set out in Section 3 of the Original Offer, "Manner of Acceptance — Letter of Transmittal"). Alternatively, registered GTU Unitholders may accept the Offer by following the procedures for book-entry transfer of GTU Units set out in Section 3 of the Original Offer, "Manner of Acceptance — Acceptance by Book-Entry Transfer". GTU Unitholders who hold their GTU Units with an investment advisor, stockbroker, bank, trust company or other nominee ("Beneficial GTU Unitholders") will not receive a Letter of Transmittal, and should follow the instructions set out by such nominee to deposit their GTU Units.

Beneficial GTU Unitholders should contact their investment advisor, stockbroker, bank, trust company or other nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such GTU Units under the Offer. Nominees will likely establish deposit cut-off times that are up to 48 hours prior to the Expiry Time. GTU Unitholders must instruct their investment advisor, stockbroker, bank, trust company or other nominee promptly if they wish to deposit.

GTU Unitholders will not be required to pay any fee or commission to the Offeror if they accept the Offer by depositing their GTU Units directly with the Depositary. An investment advisor, stockbroker, bank, trust company or other nominee through whom a GTU Unitholder holds GTU Units may charge a fee to deposit any such GTU Units on behalf of the GTU Unitholder. GTU Unitholders should consult such nominee to determine whether any charges will apply.

Questions and requests for assistance may be directed to Kingsdale Shareholder Services (in its capacity as information agent, the "Information Agent"), who can be contacted at 1-888-518-6805 (toll free in North America) or at 1-416-867-2272 (outside of North America) or by e-mail at contactus@kingsdaleshareholder.com or at the address indicated on the last page of the Circular and additional copies of this document, the Original Offer and Circular, the Letter of Transmittal, or any documents incorporated by reference or otherwise related to the Offer and Circular, may be obtained, without charge, upon request from the Depositary and Information Agent at its offices shown on the last page of this document, and are accessible on the Canadian Securities Administrators' website at www.sedar.com and on EDGAR at www.sec.gov. These website addresses are provided for informational purposes only and no information contained on, or accessible from, these websites is incorporated by reference herein unless otherwise expressly indicated herein. GTU Unitholders may also contact the Information Agent should they wish to obtain an indicative NAV to NAV Exchange Ratio. If GTU Unitholders contact the Information Agent prior to 6:00 p.m. (Toronto time) (6:00 p.m. New York City time) on a particular business day, they can obtain an indicative NAV to NAV Exchange Ratio as if such was calculated as of the previous business day. If GTU Unitholders contact the Information Agent after 6:00 p.m. (Toronto time) (6:00 p.m. New York City time) on a particular business day, they can obtain the NAV to NAV Exchange Ratio as if such was calculated as of that day. GTU Unitholders can also contact the Information Agent to obtain the indicative Bonus Consideration amount.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this Notice of Extension and Variation or the Offer and Circular, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary or the Information Agent.

Information has been incorporated by reference in the Offer and Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference in the Offer and Circular are available electronically on SEDAR and EDGAR at www.sedar.com and www.sec.gov, respectively.

An investment in PHYS Units is subject to certain risks. In assessing the Offer, GTU Unitholders should carefully consider the risks described in Section 23 of the Original Circular, "Risk Factors".

The information contained in this document is current only as of the date of this document. The Offeror does not undertake to update any such information except as required by applicable law. Information in the Offer and Circular related to GTU has been compiled from public sources — see "INFORMATION CONCERNING GTU" in the Original Offer and Circular.

Financial statements included or incorporated by reference in the Offer and Circular have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and thus may not be comparable to financial statements of U.S. companies. In addition, the Offer is being made by a foreign private issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. Accordingly, the Offer and Circular and certain information incorporated by reference into the Offer and Circular have been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws.

GTU Unitholders in the United States should be aware that the disposition of GTU Units and acquisition of PHYS Units by them as described in the Offer and Circular may have tax consequences in the United States, Canada and other jurisdictions. Such consequences may not be fully described in the Offer and Circular and such holders are urged to consult their tax advisors.

The enforcement by GTU Unitholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that each of the Offeror, the Manager, Sprott Asset Management GP Inc. ("SAM GP Inc."), Sprott Asset Management Gold Bid GP Inc. ("SAM Gold Bid GP"), Sprott Physical Gold Trust and GTU is organized under and governed by the laws of Canada or a province thereof, that the directors and officers of SAM GP Inc. and SAM Gold Bid GP and the trustees of each of Sprott Physical Gold Trust and GTU may be residents of jurisdictions other than the United States, that the experts named in the Original Circular may be residents of jurisdictions other than the United States and that all or a substantial portion of the assets of each of the Offeror, the Manager, SAM GP Inc., SAM Gold Bid GP, Sprott Physical Gold Trust, GTU and such other said persons may be located outside the United States.

THE PHYS UNITS OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DEPOSITARY AND INFORMATION AGENT FOR THE OFFER IS:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario, Canada M5X 1E2

North American Toll Free Phone:
 1-888-518-6805

E-mail: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers Call Collect: 416-867-2272

NOTICE TO GTU UNITHOLDERS IN THE UNITED STATES

The Offer is subject to Section 14(d) of the U.S. Securities Exchange Act of 1934 (the "U.S. Exchange Act"), Regulation 14D promulgated by the SEC thereunder, Section 14(e) of the U.S. Exchange Act and Regulation 14E promulgated by the SEC thereunder.

Sprott Physical Gold Trust has filed with the SEC a registration statement on Form F-10 (the "Registration Statement"), which includes the Offer and Circular, a tender offer statement on a Schedule TO (the "Tender Offer Statement") and other documents and information. GTU UNITHOLDERS ARE URGED TO READ THESE DOCUMENTS, ALL DOCUMENTS INCORPORATED BY REFERENCE, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE EACH CONTAINS OR WILL CONTAIN IMPORTANT INFORMATION ABOUT SPROTT PHYSICAL GOLD TRUST, GTU AND THE OFFER AND MERGER TRANSACTION. Materials filed with the Canadian securities regulatory authorities are available electronically without charge at www.sedar.com. Materials filed with the SEC are available electronically without charge at the SEC's website, www.sec.gov.

 CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

        The Offer and Circular contains "forward looking statements" and "forward looking information" (collectively, "forward looking information") within the meaning of applicable Canadian and United States securities legislation. All information contained in the Offer and Circular, other than statements of current and historical fact, is forward looking information. Often, but not always, forward looking information can be identified by the use of words such as "plans", "expects", "scheduled", "estimates", "target", "intends", "objective", "goal", "understands", "anticipates" and "believes" (and variations of these or similar words) and statements that certain actions, events or results "may", "could", "would", "should", "might" "occur" or "be achieved" or "will be taken" (and variations of these or similar expressions). All of the forward looking information in the Offer and Circular (including this Notice of Extension and Variation) is qualified by this cautionary note.

        Forward looking information in the Offer and Circular includes, but is not limited to, statements with respect to the anticipated timing, mechanics, completion and settlement of the Offer, the market for PHYS Units, the value of the PHYS Units received as consideration under the Offer, the outcome of GTU's application to the Ontario court and the Manager's cross-application, the ability of the Offeror to complete the transactions contemplated by the Offer, reasons to participate in the Offer, the purpose of the Offer, the completion of the Merger Transaction and any commitment to acquire GTU Units, and the Offeror's objectives, strategies, intentions, expectations and guidance and future financial and operating performance and prospects.

        Forward looking information is not, and cannot be, a guarantee of future results or events. Forward looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by the Offeror at the date the forward looking information is provided, inherently are subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied by the forward looking information.

        The material factors or assumptions that the Offeror identified and were applied by the Offeror in drawing conclusions or making forecasts or projections set out in the forward looking information include, but are not limited to:

  •
  the accuracy of GTU's public disclosure;

  •
  the completion of the Offer and the Merger Transaction;

  •
  no significant and continuing adverse changes in general economic conditions or conditions in the financial markets;

  •
  no significant and continuing adverse changes in financial markets, including commodity prices and foreign exchange rates;

  •
  the timing and receipt of various governmental and stock exchange approvals; and

  •
  certain tax matters, including, but not limited to current tax laws and regulations.

        The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward looking information may include, but are not limited to, the following: the market value of the PHYS Units received as consideration under the Offer and the impact of the issuance of PHYS Units on the market price of the PHYS Units, the reduced trading liquidity of GTU Units not deposited under the Offer, any inaccuracy of GTU's public disclosure upon which the Offer is predicated, the failure to obtain the required approvals or clearances from government authorities and stock exchanges on a timely basis, as well as the risks discussed in Section 23 of the Original Circular, "Risk Factors". Should one or more risk, uncertainty, contingency or other factor materialize or should any factor or assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward looking information. Accordingly, you should not place undue reliance on forward looking information. The Offeror does not assume any obligation to update or revise any forward looking information after the date of this Notice of Extension and Variation or to explain any material difference between subsequent actual events and any forward looking information, except as required by applicable law.

INFORMATION CONCERNING GTU

        Except as otherwise expressly indicated herein, the information concerning GTU and GTU Units contained in the Offer and Circular has been taken from and is based solely upon GTU's public disclosure, including disclosure on file with the Canadian securities regulatory authorities. GTU has not reviewed the Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of GTU and GTU Units contained in the Offer and Circular. Although the Offeror, the Manager, Sprott Physical Gold Trust, SAM Gold Bid GP and SAM GP Inc. have no knowledge that would indicate that any information or statements contained in the Offer and Circular concerning GTU taken from, or based upon, such public disclosure contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, none of the Offeror, the Manager, Sprott Physical Gold Trust, SAM Gold Bid GP, SAM GP Inc. or any directors or officers of the Manager, SAM Gold Bid GP or SAM GP Inc. has verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by GTU to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to the Offeror, the Manager, Sprott Physical Gold Trust, SAM Gold Bid GP or SAM GP Inc. The Offeror, the Manager, Sprott Physical Gold Trust, SAM Gold Bid GP and SAM GP Inc. have no means of verifying the accuracy or completeness of any of the information contained herein that is derived from GTU's public disclosure of documents or records or whether there has been any failure by GTU to disclose events that may have occurred or may affect the significance or accuracy of any information.

v

 NOTICE OF EXTENSION AND VARIATION

        This Notice of Extension and Variation supplements the Original Offer and Circular and the Letter of Transmittal pursuant to which the Offeror is offering to purchase all of the issued and outstanding GTU Units upon and subject to the terms and conditions set out in the Original Offer and Circular and the Letter of Transmittal, each as may be amended, varied and supplemented from time to time.

        Except as otherwise set forth in this Notice of Extension and Variation, the information, terms and conditions previously set forth in the Original Offer and Circular and the Letter of Transmittal continue to be applicable in all respects and this Notice of Extension and Variation should be read in conjunction with the Original Offer and Circular and the Letter of Transmittal, all of the provisions of which are incorporated herein by reference, subject to the amendments thereto contained in this Notice of Extension and Variation.

        All references to the "Offer" in the Original Offer and Circular, the Letter of Transmittal and this Notice of Extension and Variation mean the Original Offer as amended hereby and all references in such documents to the "Offer" and/or "Circular" mean the Original Offer and the Original Circular as amended hereby.

October 9, 2015

TO: THE HOLDERS OF UNITS OF CENTRAL GOLDTRUST

1.     Bonus Consideration

        By notice to the Depositary, the Offeror has increased the consideration payable under the Offer and Merger Transaction to include an additional U.S.$0.10 per GTU Unit payable in PHYS Units. In connection with the increase in consideration under the Offer and Merger Transaction, the Offeror has amended and restated certain portions of the Original Offer and Circular as follows:

  •
  The first sentence of the fourth paragraph on the cover page of the Original Offer and Circular, the second sentence of the second paragraph under the heading "What is the Offeror proposing? — Exchange Offer Election and Merger Election" on page 1 of the Original Offer and Circular, and the second sentence of the second paragraph under the heading "The Offer and Merger Transaction" on page 10 of the Original Offer and Circular, are hereby deleted and replaced by:

      "This will consist of: (i) the contribution, directly or indirectly, by the Offeror to GTU of an aggregate number of PHYS Units equal to the aggregate Bonus Consideration in respect of the outstanding GTU Units (other than those GTU Units held by or on behalf of the Offeror); (ii) the distribution of the Bonus Consideration referred to in (i) by GTU to GTU Unitholders (other than in respect of those GTU Units held by or on behalf of the Offeror); (iii) the transfer of substantially all of the assets and liabilities of GTU (other than the Administration Agreement) to Sprott Physical Gold Trust in exchange for PHYS Units; and (iv) the distribution of such PHYS Units to GTU Unitholders, on the basis of the NAV to NAV Exchange Ratio, on a redemption of the GTU Units, immediately following and conditional on take-up of, and payment for, GTU Units under the Offer.".

  •
  The following sentence is hereby added immediately following the fifth sentence of the first paragraph on the cover page of the Original Offer and Circular, to the end of the first paragraph under the heading "What is the Offeror proposing? — Exchange Offer Election and Merger Election" on page 1 of the Original Offer and Circular, to the end of the first and second paragraphs under the heading "What would I receive in exchange for my GTU Units under the Offer?" on page 2 of the Original Offer and Circular, immediately following the fourth sentence of the first paragraph under the heading "The Offer and Merger Transaction" on page 10 of the Original Offer and Circular, to the end of the fourth and fifth paragraphs under the heading "The Offer and Merger Transaction — Special Resolutions to Permit the Merger Transaction" on page 12 of the Original Offer and Circular, to the end of the first paragraph under the heading "The Offer, the Exchange Offer Election and the Merger Election" in Section 1 of the Offer, "The Offer and Merger Transaction" on page 20 of the Original Offer and Circular, and to the end of the first paragraph under the heading "The Consideration" in Section 1 of the Offer, "The Offer and Merger Transaction" on pages 20 to 21 of the Original Offer and Circular:

      "GTU Unitholders will also receive U.S.$0.10 per GTU Unit payable in PHYS Units as additional consideration from the Offeror.".

  •
  The first sentence of the third paragraph under the heading "What is the Offeror proposing? — Exchange Offer Election and Merger Election" on page 1 of the Original Offer and Circular is hereby deleted and replaced by:

      "GTU Unitholders making the Exchange Offer Election will exchange their GTU Units for consideration per GTU Unit of such number of PHYS Units as is determined by the NAV to NAV Exchange Ratio as well as the Bonus Consideration.".

  •
  The following sentence is hereby added immediately following the first sentence of the fourth paragraph under the heading "What is the Offeror proposing? — Exchange Offer Election and Merger Election" on page 1 of the Original Offer and Circular:

      "GTU Unitholders making the Merger Election will receive the Bonus Consideration as part of the Merger Transaction.".

  •
  The second paragraph under the heading "The Consideration" in Section 1 of the Offer, "The Offer and Merger Transaction" on page 21 of the Original Offer and Circular is hereby deleted and replaced by:

      "Based on the closing price of PHYS Units on NYSE Arca on October 5, 2015, the consideration (other than the Bonus Consideration) offered pursuant to the Offer and the Merger Transaction had a value of approximately U.S.$41.33 per GTU Unit (determined in a manner consistent with the NAV to NAV Exchange Ratio). Based on the closing prices of the GTU Units and the PHYS Units on the NYSE MKT and NYSE Arca, respectively, on April 22, 2015, being the last trading day prior to the public announcement of the Manager's intention to commence the Offer, the GTU Units were trading at a -7.6% discount to NAV while the PHYS Units were trading at a -0.37% discount to NAV. These spreads have been relatively consistent over a prolonged period of time.".

  •
  The following sentence is hereby added to the end of the first paragraph under the heading "Distributions" in Section 3 of the Offer, "Manner of Acceptance" on page 24 of the Original Offer and Circular:

      "For greater certainty, the foregoing does not apply to the distribution of the Bonus Consideration pursuant to the Merger Transaction.".

  •
  The second paragraph under the heading "The Consideration" in Section 1 of the Offer, "The Offer and Merger Transaction" on page 21 of the Original Offer and Circular is hereby deleted and replaced by:

      "Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, the Offeror would agree to contribute the Bonus Consideration to GTU, GTU would agree to distribute the Bonus Consideration to GTU Unitholders (other than in respect of GTU Units held by or on behalf of the Offeror) and Sprott Physical Gold Trust would agree to acquire substantially all of the assets and assume all of the liabilities of GTU (other than the Administration Agreement) in return for such number of PHYS Units as is determined by the NAV to NAV Exchange Ratio based on the then outstanding GTU Units.".

  •
  All references to "(and, therefore, the number of PHYS Units to be received by GTU Unitholders in the Offer in exchange for their GTU Units)" are hereby deleted and replaced by:

      "(and, therefore, the number of PHYS Units to be received by GTU Unitholders in the Offer in exchange for their GTU Units excluding the Bonus Consideration)".

  •
  The first sentence of the first paragraph in Section 6 of the Circular, "Source of Funds and Payment of Expenses" on page 46 of the Original Offer and Circular is hereby deleted and replaced by:

      "The Offeror estimates that the total amount of cash required to pay all fees, expenses and other related amounts, including the Bonus Consideration, incurred in connection with the Offer and the Merger Transaction will be approximately Cdn.$6.5 million.".

  •
  The following sentence is added to the end of the first paragraph in Section 7 of the Circular, "Summary of Sprott Physical Gold Trust's Historical and Pro Forma Financial Information" on pages 46 to 47 of the Original Offer and Circular:

      "For greater certainty, the Bonus Consideration does not form part of the unaudited pro forma financial statements.".

  •
  The table under the heading "Authorized and Outstanding Units" in Section 8 of the Circular, "Certain Information Concerning the Securities of Sprott Physical Gold Trust" on page 48 of the Original Offer and Circular is hereby deleted and replaced by:

	Number of PHYS Units	Percentage of PHYS Units Held Upon Completion of the Offer and the Merger Transaction
PHYS Units Currently Outstanding
Existing PHYS Unitholders(1)	144,340,867	62.75%
PHYS Units to be Issued in Offer and Merger Transaction
Existing GTU Unitholders(1)	85,686,495	37.25%

Total	230,027,362	100%

(1)
Based on the Net Asset Value per unit of Sprott Physical Gold Trust (U.S.$9.39) and GTU (U.S.$41.76) as of October 5, 2015 (calculated in a manner consistent with the NAV to NAV Exchange Ratio) and the number of PHYS Units and GTU Units outstanding as of such date, as well as Bonus Consideration consisting of an aggregate of 205,435 PHYS Units.
  •
  The first and second paragraphs under the heading "Summary of Proposed Merger Agreement" in Section 15 of the Circular, "Merger Transaction" on page 55 of the Original Offer and Circular are hereby deleted and replaced by:

      "Conditional on the approval of the Special Resolutions, the Offeror intends to sign and deliver, on behalf of GTU, a merger agreement (the "Merger Agreement") with Sprott Physical Gold Trust at 4:58 p.m. (Toronto time) on the Expiry Date. The following is a summary of the material terms of the proposed Merger Agreement. It is qualified in its entirety by reference to the full text thereof, an updated copy of which (including to account for the Bonus Consideration) will be made available on Sprott Physical Gold Trust's website at www.sprottphysicalbullion.com, and the terms thereof are subject to change. GTU Unitholders who would like a paper copy to be mailed to them without charge may contact Director of Communications at the Manager at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2700, PO Box 27, Toronto, Ontario, Canada M5J 2J1 (telephone: 1-416-362-7172).

      Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, the Offeror would agree to contribute, or cause to be contributed, the Bonus Consideration to GTU, GTU would agree to distribute the Bonus Consideration to GTU Unitholders (other than in respect of GTU Units held by or on behalf of the Offeror) and Sprott Physical Gold Trust would agree to acquire substantially all of the assets and assume all of the liabilities of GTU (other than the Administration Agreement) in return for such number of PHYS Units as is determined by the NAV to NAV Exchange Ratio based on the then outstanding GTU Units.".

  •
  The following definition is added immediately following the definition of "Beneficial GTU Unitholders" in the "Glossary" section on page 76 of the Original Offer and Circular:

      " "Bonus Consideration" means, for each GTU Unit, such number of PHYS Units as is equal to (A) U.S.$0.10 divided by (B) the Net Asset Value per PHYS Unit (as calculated, in accordance with the PHYS Trust Agreement, on the second business day prior to the Expiry Date, including, in the case of Sprott Physical Gold Trust's gold bullion, the value thereof based on the London Bullion Market Association second fixing price for gold bullion on the second business day prior to the Expiry Date).".

  •
  The definition of "Merger" in the Glossary section on page 78 of the Original Offer and Circular is hereby deleted and replaced with the following:

      " "Merger" means: (i) the contribution, directly or indirectly, by the Offeror to GTU of an aggregate number of PHYS Units equal to the aggregate Bonus Consideration in respect of the outstanding GTU Units (other than those GTU Units held by or on behalf of the Offeror); (ii) the distribution of the Bonus Consideration referred to in (i) by GTU to GTU Unitholders (other than in respect of those GTU Units held by or on behalf of the Offeror); (iii) the transfer of substantially all of the assets and liabilities of GTU (other the Administration Agreement) to Sprott Physical Gold Trust in exchange for PHYS Units; and (iv) the distribution of such PHYS Units to GTU Unitholders, on the basis of the NAV to NAV Exchange Ratio, upon a redemption of the GTU Units.".

2.     Extension of the Offer

        By notice to the Depositary, the Offeror has extended the time for deposits of GTU Units from 5:00 p.m. (Toronto time) on October 9, 2015 to 5:00 p.m. (Toronto time) on October 30, 2015. Accordingly, the definition of "Expiry Date" in the "Glossary" section of the Original Offer and Circular (found on page 77 thereof) is hereby deleted and replaced with the following:

      " "Expiry Date" means October 30, 2015, or such later date or dates to which the Offer may be extended from time to time by the Offeror in accordance with Section 5 of the Offer, "Extension, Variation or Change of the Offer.".

        In addition, all references to: (a) "5:00 p.m. (Toronto time) on October 9, 2015" in the Original Offer and Circular are amended to refer to "5:00 p.m. (Toronto time) on October 30, 2015"; (b) "October 8, 2015" in the Original Offer and Circular are amended to refer to "October 29, 2015"; and (c) "October 7, 2015" in the Original Offer and Circular are amended to refer to "October 28, 2015".

3.     Other Amendments to the Offer and Circular

        In addition to the amendments to the Original Offer and Circular set out in of Sections 1 and 2 of this Notice of Extension and Variation, the Offeror has amended and restated certain portions of the Original Offer and Circular as follows:

  •
  The third sentence of the first paragraph on the cover page of the Original Offer and Circular is hereby deleted and replaced by:

      "Holders of GTU Units ("GTU Unitholders") that elect the Merger Election will receive the Bonus Consideration and can exchange their GTU Units for PHYS Units based on the NAV to NAV Exchange Ratio (as defined below) on a tax-deferred basis for Canadian income tax purposes, and such exchange should also be treated as a tax-deferred transaction for U.S. income tax purposes.".

  •
  The following sentence is hereby added immediately following each reference to "PHYS publishes, and GTU has historically published, its daily NAV per unit on their respective websites." in the Original Offer and Circular:

      "GTU Unitholders can also contact the Information Agent to obtain the indicative Bonus Consideration amount.".

  •
  The following sentence is hereby added immediately following each reference to "If the Offer is extended, the Offeror will recalculate the NAV to NAV Exchange Ratio as of the second business day prior to the later expected Expiry Date of the Offer and announce the new NAV to NAV Exchange Ratio in the same manner." in the Original Offer and Circular:

      "The Bonus Consideration amount will be announced in the same manner.".

  •
  The second sentence of the first paragraph under the heading "What is the Offeror proposing? — Exchange Offer Election and Merger Election" on page 1 of the Original Offer and Circular, the second sentence of the first paragraph under the heading "The Offer and Merger Transaction" on page 10 of the Original Offer and Circular, the second sentence of the second paragraph under the heading "The Offer, the Exchange Offer Election and the Merger Election" in Section 1 of the Offer, "The Offer and Merger Transaction" on page 20 of the Original Offer and Circular, are hereby deleted and replaced by:

      "GTU Unitholders that elect the Merger Election will receive the Bonus Consideration and can exchange their GTU Units for PHYS Units based on the NAV to NAV Exchange Ratio on a tax-deferred basis for Canadian income tax purposes, and such exchange should also be treated as a tax-deferred transaction for U.S. income tax purposes.".

  •
  The first paragraph under the heading "The Merger Transaction" in Section 1 of the Offer, "The Offer and Merger Transaction" on page 20 of the Original Offer and Circular is hereby deleted and replaced by:

      "GTU Unitholders that elect the Merger Election will receive the Bonus Consideration and can exchange their GTU Units for PHYS Units on a tax-deferred basis for Canadian income tax purposes so as to defer the realization of any gain (or loss) for Canadian income tax purposes, and such exchange should also be treated as a tax-deferred transaction for U.S. income tax purposes.".

  •
  The first paragraph under the heading "How many PHYS Units could be issued in connection with the Offer?" on page 5 of the Original Offer and Circular is hereby deleted and replaced by:

      "Based on the Net Asset Value per unit (calculated in a manner consistent with the NAV to NAV Exchange Ratio) of Sprott Physical Gold Trust and GTU as of October 5, 2015, Sprott Physical Gold Trust expects to issue approximately 85,481,060 PHYS Units in connection with the Offer and the Merger Transaction plus an additional 205,435 PHYS Units as the Bonus Consideration. See Section 1 of the Offer, "The Offer and the Merger Transaction".".

  •
  The first paragraph under the heading "Will my ownership and voting rights as a unitholder of Sprott Physical Gold Trust be the same as my ownership and voting rights as a unitholder of GTU?" on page 5 of the Original Offer and Circular is hereby deleted and replaced by:

      "As noted above, Sprott Physical Gold Trust expects to issue approximately 85,481,060 PHYS Units, plus an additional 205,435 PHYS Units as the Bonus Consideration, in connection with the Offer and the Merger Transaction, which would result in there being a total of approximately 230,027,362 PHYS Units issued and outstanding (based on the number of PHYS Units issued and outstanding as at October 5, 2015 and calculated in a manner consistent with the NAV to NAV Exchange Ratio), with GTU Unitholders holding approximately 37.25% of the issued and outstanding PHYS Units. Each GTU Unit carries the right to one vote at meetings of GTU Unitholders. Each PHYS Unit carries the right to one vote at meetings of unitholders of Sprott Physical Gold Trust. See Section 8 of the Circular, "Certain Information Concerning the Securities of Sprott Physical Gold Trust — Authorized and Outstanding Units", Section 14 of the Circular, "Summary Comparison of Material Differences between the PHYS Trust Agreement and the

      GTU Declaration of Trust and of the Canadian Securities Regulatory Regime for Investment Funds and Public Companies" and Section 23 of the Circular, "Risk Factors".".

  •
  The second sentence of the first paragraph under the heading "What securities are being sought in the Offer" on page 5 of the Original Offer and Circular is hereby deleted and replaced by:

      "The Offeror is also making available the Merger Election whereby GTU Unitholders will receive the Bonus Consideration and will have the opportunity to exchange their GTU Units for such number of PHYS Units as is determined by the NAV to NAV Exchange Ratio on a tax-deferred basis for Canadian income tax purposes so as to defer the realization of any gain (or loss) for Canadian tax purposes, and such exchange should also be treated as a tax-deferred transaction for U.S. income tax purposes.".

  •
  The following is added immediately under the heading "How will a GTU Unitholder be treated for Canadian federal income tax purposes?" on page 8 of the Original Offer and Circular, immediately under the heading "Certain Canadian Federal Income Tax Considerations" on page 18 of the Original Offer and Circular, and immediately prior to the heading "Transfer of GTU Assets to Sprott Physical Gold Trust Pursuant to the Merger" in Section 20 of the Circular, "Canadian Federal Income Tax Considerations" on page 60 of the Original Offer and Circular:

      "Bonus Consideration to Merger Electing GTU Unitholders

              The tax treatment of the distribution of the Bonus Consideration by GTU to GTU Unitholders as part of the Merger will be similar to that applicable to other distributions that have been paid or payable by GTU to them. The cost to a GTU Unitholder of PHYS Units received by the GTU Unitholder as the Bonus Consideration will generally be equal to the fair market value of such PHYS Units at the time of the distribution. For the purpose of determining the adjusted cost base to a GTU Unitholder of PHYS Units, the cost of the newly acquired PHYS Units received as the Bonus Consideration will be averaged with the adjusted cost base of all other PHYS Units held as capital property by such GTU Unitholder immediately before such acquisition.".

  •
  The phrase "[t]he Merger will constitute a "qualifying exchange" as defined in section 132.2 of the Tax Act" in the first paragraph under the heading "How will a GTU Unitholder be treated for Canadian federal income tax purposes? — Transfer of GTU Assets to Sprott Physical Gold Trust Pursuant to the Merger" on page 8 of the Original Offer and Circular, and in the first paragraph under the heading "How will a GTU Unitholder be treated for Canadian federal income tax purposes? — Disposition of GTU Units by GTU Unitholders Pursuant to the Merger" on page 8 of the Original Offer and Circular, is hereby deleted and replaced by:

      "[t]he Merger will include a "qualifying exchange" as defined in section 132.2 of the Tax Act".

  •
  The phrase "[t]he Merger is expected to constitute a "qualifying exchange" as defined in section 132.2 of the Tax Act" in the first paragraph under the heading "Certain Canadian Federal Income Tax Considerations — Transfer of GTU Assets to Sprott Physical Gold Trust Pursuant to the Merger" on page 18 of the Original Offer and Circular, and in the first paragraph under the heading "Certain Canadian Federal Income Tax Considerations — Transfer of GTU Assets to Sprott Physical Gold Trust Pursuant to the Merger" on page 18 of the Original Offer and Circular, is hereby deleted and replaced by:

      "[t]he Merger is expected to include a "qualifying exchange" as defined in section 132.2 of the Tax Act".

  •
  The first paragraph under the heading "Stock Exchange Listing" in Section 18 of the Circular, "Regulatory Matters" on page 59 of the Original Offer and Circular is hereby deleted and replaced by:

      "In connection with the Offer and the Merger Transaction (including the Bonus Consideration), and using the Net Asset Value per unit of Sprott Physical Gold Trust and GTU as of October 5, 2015 (calculated in a manner consistent with the NAV to NAV Exchange Ratio) by way of example only, Sprott Physical Gold Trust expects to issue up to approximately 230,027,362 PHYS Units, representing approximately 59.36% of the PHYS Units issued and outstanding immediately prior to the completion of the Offer and the Merger Transaction. Sprott Physical Gold Trust has applied to list such PHYS Units on the TSX and will apply to list such PHYS Units on NYSE Arca, and the listing of such units on the TSX and NYSE Arca is a condition of the Offer. Listing will be subject to fulfillment of all of the applicable listing requirements and the approval of the TSX and NYSE Arca. The TSX has provided its conditional approval of the listing of PHYS Units on the TSX in connection with the Offer and the Merger Transaction.".

  •
  The second paragraph under Section 14 of the Circular, "Certain Canadian Federal Income Tax Considerations" on page 60 of the Original Offer and Circular is hereby deleted and replaced by:

      "This summary assumes that each of GTU and Sprott Physical Gold Trust qualifies as a "mutual fund trust" as defined in the Tax Act, on the date hereof, and will continue to so qualify throughout the period during which GTU Unitholders hold any GTU Units or PHYS Units, and that GTU and Sprott Physical Gold Trust will jointly elect under the Tax Act for steps (iii) and (iv) of the Merger to be a "qualifying exchange" under the Tax Act.".

  •
  The first sentence of the first paragraph under the heading "Transfer of GTU Assets to Sprott Physical Gold Trust Pursuant to the Merger" in Section 20 of the Circular, "Canadian Federal Income Tax Considerations" on page 60 of the Original Offer and Circular is hereby deleted and replaced by:

      "Steps (iii) and (iv) of the Merger will constitute a "qualifying exchange" as defined in section 132.2 of the Tax Act, thereby allowing the assets of GTU to be transferred to Sprott Physical Gold Trust for proceeds of disposition equal to the tax cost of such assets. In such circumstances, there should be no taxable income to GTU arising from the transfer. Therefore, there should be no need to make any distributions to GTU Unitholders as a result of the transfer and there should be no tax liability to GTU Unitholders resulting from the transfer.".

  •
  The third sentence of the first paragraph under the heading "Residents of Canada — Disposition of GTU Units by GTU Unitholders Pursuant to the Merger" in Section 20 of the Circular, "Canadian Federal Income Tax Considerations" on page 61 of the Original Offer and Circular is hereby deleted and replaced by:

      "Therefore, GTU Unitholders will not realize a capital gain (or capital loss) in respect of their GTU Units as a result of steps (iii) and (iv) of the Merger.".

4.     Time for Deposit

        The Offer is now open for deposits of GTU Units until 5:00 p.m. (Toronto time) on October 30, 2015, or such later time or times and date or dates to which the Offer may be extended from time to time by the Offeror, in accordance with Section 2 of the Offer, "Extension, Variation or Change of the Offer", unless the Offer is withdrawn by the Offeror. The Expiry Time may be subject to multiple extensions. If the Offeror elects or is required to extend the Expiry Time for the Offer, it will publicly announce the variation, the new expiration time and date no later than 9:00 a.m. (Toronto time) on the first business day after the previously scheduled expiration of the Offer and, if required by applicable Law, the Offeror will mail you a copy of the notice of variation.

5.     Manner of Acceptance

        GTU Units may be deposited to the Offer in accordance with the provisions set forth in Section 3 of the Offer, "Manner of Acceptance".

6.     Take-up of and Payment for Tendered GTU Units

        The Offeror will take-up and pay for Tendered GTU Units validly deposited under the Offer and not promptly withdrawn in the manner set forth in Section 6 of the Offer, "Take-up of and Payment for Tendered GTU Units".

7.     Withdrawal of Deposited GTU Units

        GTU Unitholders have the right to withdraw GTU Units deposited under the Offer in the manner set forth in Section 8 of the Offer, "Withdrawal of Deposited GTU Units".

8.     Consequential Amendments to the Original Offer and Circular and Letter of Transmittal

        The Original Offer and Circular and Letter of Transmittal shall be read together with this Notice of Extension and Variation and are hereby amended to the extent necessary in order to give effect to the amendments contemplated by, and the information contained in, this Notice of Extension and Variation.

        Except as otherwise set forth in or amended by this Notice of Extension and Variation, the terms and conditions of the Offer and the information in the Offer and Circular and the Letter of Transmittal continue to be applicable in all respects.

9.     Statutory Rights

        Securities legislation in the provinces and territories of Canada provides security holders of GTU with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. GTU Unitholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

10.   Approval

        The contents of the Offer and Circular have been approved and the sending thereof to GTU Unitholders has been authorized by the sole director of SAM Gold Bid GP, in its capacity as the general partner of the Offeror; and the board of directors of SAM GP Inc., in its capacity as the general partner of the Manager and in its capacity as the general partner of the manager of Sprott Physical Gold Trust.

 CERTIFICATE OF SPROTT ASSET MANAGEMENT GOLD BID LP

        The foregoing, together with the Original Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED: October 9, 2015

SPROTT ASSET MANAGEMENT GOLD BID GP INC., AS THE GENERAL PARTNER OF
SPROTT ASSET MANAGEMENT GOLD BID LP

(Signed) JOHN WILSON President	(Signed) STEVEN ROSTOWSKY Director

 CERTIFICATE OF SPROTT ASSET MANAGEMENT LP

        The foregoing, together with the Original Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED: October 9, 2015

SPROTT ASSET MANAGEMENT GP INC., AS THE GENERAL PARTNER OF
SPROTT ASSET MANAGEMENT LP

(Signed) JOHN WILSON Chief Executive Officer	(Signed) STEVEN ROSTOWSKY Chief Financial Officer
ON BEHALF OF THE BOARD OF DIRECTORS OF SPROTT ASSET MANAGEMENT GP INC.
(Signed) JAMES R. FOX Director	(Signed) KIRSTIN H. MCTAGGART Director

 CERTIFICATE OF SPROTT PHYSICAL GOLD TRUST

        The foregoing, together with the Original Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED: October 9, 2015

SPROTT PHYSICAL GOLD TRUST
BY ITS MANAGER SPROTT ASSET MANAGEMENT LP
BY ITS GENERAL PARTNER, SPROTT ASSET MANAGEMENT GP INC.

(Signed) JOHN WILSON Chief Executive Officer	(Signed) STEVEN ROSTOWSKY Chief Financial Officer
ON BEHALF OF THE BOARD OF DIRECTORS OF SPROTT ASSET MANAGEMENT GP INC.
(Signed) JAMES R. FOX Director	(Signed) KIRSTIN H. MCTAGGART Director

THE DEPOSITARY AND INFORMATION AGENT FOR THE OFFER IS:

By Mail	By Registered Mail, Hand or by Courier
The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2	The Exchange Tower 130 King Street West, Suite 2950, Toronto, Ontario M5X 1E2

North American Toll Free Phone:

1-888-518-6805

E-mail: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers Call Collect: 416-867-2272

QuickLinks

  Exhibit (a)(1)(lxii)
NOTICE TO GTU UNITHOLDERS IN THE UNITED STATES
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
INFORMATION CONCERNING GTU
NOTICE OF EXTENSION AND VARIATION
CERTIFICATE OF SPROTT ASSET MANAGEMENT GOLD BID LP
CERTIFICATE OF SPROTT ASSET MANAGEMENT LP
CERTIFICATE OF SPROTT PHYSICAL GOLD TRUST